Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: April 5, 2016	Charles N. Funk	Gary J. Ortale
	President & CEO	EVP & CFO
	319.356.5800	319.356.5800

CENTRAL BANK OFFICIALLY BECOMES MIDWESTONE BANK

Iowa City, IA (April 5, 2016) -- MidWestOne Financial Group, Inc. (NASDAQ: MOFG), parent company of MidWestOne Bank and Central Bank, today announced the completion of the merger of Central Bank, into the charter of MidWestOne Bank on April 2, 2016. The merger of the banks is the final step in the merger with Central Bancshares, Inc., which was first announced in November 2014. MidWestOne Financial Group, Inc. (the "Company") has nearly $3 billion in assets, creating one of the premier publicly traded financial services companies in the upper Midwest.
“This is an exciting day,” said Charlie Funk, president and CEO of MidWestOne Bank. “Bringing MidWestOne Bank and Central Bank together will result in many positives. MidWestOne Bank has a customer-centered, hometown approach to banking, and we saw those same values in the way Central Bank operates. This like-minded approach to doing business makes the merger between our banks much easier.”
MidWestOne Bank and Central Bank have been working since last May to integrate the two banks. On January 16, 2016, product offerings and fees were aligned at both banks. MidWestOne's website www.MidWestOne.com, will now be the website for the bank.
“We are bringing two vibrant, community banks together. This gives us the opportunity to take the best products and services from each institution and offer them to all customers,” said Funk. “Some examples include our high-interest Power Checking account and our personalized debit card, called OneCard.”
The combined bank, which is headquartered in Iowa City, Iowa, will have a total of 44 locations serving the greater Twin Cities metropolitan area, western Wisconsin, eastern Iowa and southwest Florida.
Mr. Funk continues to be the president and chief executive officer of the Company. John M. Morrison, Central’s former chairman, is the chairman of the Company’s board of directors, while Kevin W. Monson, the Company's former chairman, is vice chairman of the Company’s board.
For more information about the merger, please visit: https://www.midwestone.com/merger-media-page.

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About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary, MidWestOne Bank, is also headquartered in Iowa City. The Company also has an insurance subsidiary, MidWestOne Insurance Services, Inc., which provides personal and business insurance services in Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”